Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

Storage Computer Corporation

Peter N. Hood, CFO

(603) 880.3005

phood@storage.com

STORAGE COMPUTER’S COMPLIANCE PLAN ACCEPTED BY AMEX

NASHUA, N.H, July 30, 2003 — Storage Computer Corporation (AMEX: SOS) (www.storage.com), a provider of high-performance storage and data management systems, today reported that The American Stork Exchange (AMEX) has accepted the Company’s plan to regain compliance with the AMEX continuing listing standards.

The Company received notification from the AMEX on April 29, 2003 that the Company was not in compliance with certain listing standards relating to stockholders’ equity and net losses. In June 2003 the Company submitted a plan to AMEX setting forth a plan for compliance with the AMEX continuing listing standards. On July 28, 2003, AMEX notified the Company that it had accepted the proposed plan and granted an extension until October 31, 2004 to regain compliance. During such period, the Company’s common stock will continue to trade on AMEX and the Company will be subject to periodic review of its progress consistent with its plan.

About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS—News), delivers high performance storage management solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system commodity hardware components and architectures, Storage Computer’s high-bandwidth storage technologies supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast video content, medical imaging and more. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.